Exhibit 10(iii)(1)

EMPLOYMENT AGREEMENT

           This Employment Agreement (the “Agreement”) is entered into as of the 5th day of May, 2009, by and between John E. Gould (the “Executive”) and CH Energy Group, Inc., a New York corporation (the “Company”).

Recitals

           WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the Company’s Executive Vice President, General Counsel and Corporate Secretary; and

           WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and conditions of this Agreement.

Agreement

           NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and subject to the conditions of this Agreement, for the period commencing on October 1, 2009 (the “Effective Date”) and ending on December 31, 2014 (the “Expiration Date”) or upon an earlier Date of Termination, as defined in Section 4(f) below (the “Term”). This Agreement sets forth the terms and conditions of the Executive’s employment by the Company, represents the entire agreement of the parties with respect to that subject, and supersedes all prior understandings and agreements with respect to that subject.

2.   Position and Duties.

(a)   Duties. The Executive shall be employed by the Company as Executive Vice President, General Counsel and Corporate Secretary and he shall have such responsibilities, duties, and authority as are customary for someone of that position and such additional duties, consistent with his position, as may be assigned to him from time to  time during the Term by the Chairman of the Board, President and Chief Executive Officer of the Company or by the Board. The Executive shall report directly to the Chairman of the Board, President and Chief Executive Officer of the Company.

(b)   Time Commitment. During the Term, the Executive shall devote substantially all of his business time, energies and talents to serving as Executive Vice President, General Counsel and Corporate Secretary of the Company, and shall perform his duties conscientiously and faithfully subject to the reasonable and lawful directions of the Chairman of the Board, President and Chief Executive Officer of the Company and the Board, and in accordance with the Code of Business Conduct and Ethics of the Company, or similar policies, applicable to all employees or senior executives generally of the Company and its affiliates. During the Term, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 12, to (i) serve on civic or charitable boards, (ii) with the consent of the Board, which consent shall not be unreasonably withheld or denied, serve on no more than two corporate boards unrelated to the Company (and retain all compensation in whatever form for such service), it being understood that the Executive’s service on corporate boards described on Exhibit A hereto is hereby approved as of the Effective Date, (iii) deliver lectures or fulfill speaking engagements, and (iv) manage personal investments, so long as such activities (individually or in the aggregate) do not significantly interfere with the performance of the Executive’s responsibilities as set forth in Section 2(a) of this Agreement or the Executive’s fiduciary duties to the Company.

                      (c)   Location. The Executive’s principal office shall be at the principal executive offices of the Company in Poughkeepsie, New York; provided that the Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement.

                      (d)   Affiliates. The Executive agrees to serve, without additional compensation, as an officer and director of each of the other members of the Company’s affiliates, as determined by the Board or the Chairman of the Board, President and Chief Executive Officer, provided that such service is covered by Sections 9 and 10 of this Agreement. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

                      (e)   Stock Ownership Guidelines. The Executive acknowledges and agrees to comply with the Company’s stock ownership guidelines for the Executive Vice President position, as the same may be amended from time to time; provided that (i) the five-year grace period shall not apply, so that the Executive will be expected to maintain the required share level (currently established at 6,000 shares) at all times during the Term, (ii) any unvested Restricted Shares (as defined in Section 3(c) below) shall be treated as owned directly by the Executive for purposes of applying the stock ownership guidelines, and (iii) any phantom shares credited to the Executive’s account under the CH Energy Group, Inc. Directors and Executives Deferred Compensation Plan or any successor plan (the “Deferred Compensation Plan”) shall be treated as owned directly by the Executive for purposes of applying the stock ownership guidelines.

3.    Compensation.

                      (a)   Base Salary. During the Term, and subject to Section 4(b)(ii) of this Agreement, the Company shall pay the Executive an annualized base salary (“Annual Base Salary”) at a rate of not less than $325,000, payable in regular installments in accordance with the Company’s normal payroll practices. During the Term, and subject to Section 4(b)(ii) of this Agreement, the Annual Base Salary shall be reviewed by the Board or a committee thereof, for increase only, at such time as the salaries of other senior executives of the Company are reviewed generally. If so increased, the Annual Base Salary shall be increased for all purposes of this Agreement.

(b)   Short-Term Incentive. For each fiscal year during the Term, the Executive shall be eligible to participate in the CH Energy Group, Inc. Short-Term Incentive Plan, or any successor plan (the “STIP”), under terms and conditions no less favorable than other senior executives of the Company; provided that the Executive’s “target” short-term incentive opportunity shall not be less than 40% of his Annual Base Salary (or such higher percentage as determined by the Board or a committee thereof from time to time) (the “Target Incentive”). The Executive’s payment under the STIP shall be determined by the Board or a committee thereof in accordance with the terms, and subject to the conditions, of the STIP; provided that with respect to the 2009 fiscal year, the Executive shall be entitled to a guaranteed short-term incentive equal to one-quarter of his Target Incentive, or $32,500. The annual incentive for any fiscal year, if earned, will be paid to the Executive by the Company in accordance with the terms, and subject to the conditions, of the STIP. Nothing contained in this Section 3(b) will guarantee the Executive any specific amount of short-term incentive compensation, other than with respect to the 2009 fiscal year, or prevent the Board or a committee thereof from establishing performance goals and targets applicable only to the Executive.

(c)   Equity Awards. On the Effective Date, the Company shall grant to the Executive 14,375 restricted shares of the Company’s common stock (the “Restricted Shares”). The Restricted Shares shall be granted upon the terms, and subject to the conditions, of the CH Energy Group, Inc. Long-Term Equity Incentive Plan, or any successor plan (the “LTIP”) and the award agreement evidencing the grant of the Restricted Shares, a copy of which is attached as Exhibit B to this Agreement. During the Term, the Company may, but shall have no obligation to, grant additional equity compensation awards to the Executive under this agreement or under the LTIP.

(d)   Sign-on Bonus. On the Effective Date, the Company shall pay to the Executive a lump sum cash payment of $155,000 as a sign-on bonus.

(e)   Deferred Compensation Credits. The Executive shall be entitled to participate in the Deferred Compensation Plan commencing on the Effective Date. During the Term, and subject to Section 4(b)(ii) of this Agreement, the Company shall make annual credits (each a “Retirement Credit”) to the Executive’s Company Contribution Sub-Account under the Deferred Compensation Plan in the amounts and on the dates set forth in the following schedule, provided that the Executive remains in the employ of the Company and its affiliates through each such date: $43,750 on the Effective Date; $60,000 on the first anniversary of the Effective Date; $60,000 on the second anniversary of the Effective Date; $65,000 on the third anniversary of the Effective Date; $65,000 on the fourth anniversary of the Effective Date; and $70,000 on the fifth anniversary of the Effective Date. Once credited to the Executive’s Company Contribution Sub- Account, the Retirement Credits shall be fully vested at all times. As a condition to receiving the Retirement Credits, the Executive agrees to file an irrevocable payment election for his Company Contribution Sub-Account, in accordance with the terms of the Deferred Compensation Plan, prior to the Effective Date. The Retirement Credits shall not be taken into account in determining any benefits to which the Executive may be entitled under any other retirement, benefit or compensation plan maintained by the Company or its affiliates and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or its affiliates.

(f) Vacation. During the Term, the Executive shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided that the Executive shall be entitled to paid vacation time at a rate of no less than five (5) weeks per calendar year. The Executive shall use such vacation time at such reasonable time or times each year as he may determine after consultation with the Chairman of the Board, President and Chief Executive Officer of the Company.

(g) Benefits. During the Term, and except as otherwise provided in this Agreement, the Executive shall be eligible to participate in all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time; provided that: (i) the Executive shall not be entitled to participate in the Retirement Income Plan of Central Hudson Gas & Electric Corporation or the CH Energy Group, Inc. Supplemental Executive Retirement Plan (or any successor plans); (ii) this Agreement alone shall govern the Executive’s rights to severance payments or benefits to be received upon termination of the Executive’s employment, and for the avoidance of doubt, the Executive shall not be covered by a change in control agreement that is otherwise applicable to senior executives of the Company; (iii) the Company shall provide medical coverage to the Executive through the Indemnity Medical Plan or any successor plan, provided that the Executive’s contribution rate shall be no greater than the rate in effect from time-to-time for participants in the Company’s base medical plan, assuming preferred provider organization coverage; and (iv) the Company shall provide, at its sole cost and expense, coverage for the Executive under the Company’s disability plans and programs, as in effect from time-to- time.

(h) Expense Reimbursements. The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive during the Term in connection with carrying out his duties hereunder in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided that, notwithstanding anything contained in those policies to the contrary, the Executive also shall be reimbursed for the cost of reasonable meals and lodging actually and properly incurred by the Executive with respect to overnight accommodations at a hotel in Poughkeepsie, New York for up to 50 nights during each full calendar year during the Term (and up to 12 nights during the 2009 calendar year).

4.    Termination of Employment.

(a)   Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term.

(b)   Disability.

(i)   Full Disability. If the Company determines in good faith that the Full Disability of the Executive has occurred during the Term (as defined below), it may give to the Executive written notice in accordance with Section 15 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full-time or part-time performance of the Executive’s duties. For purposes of this Agreement, “Full Disability” shall mean the inability of the Executive, as determined by the Board in good faith, to perform the essential functions of his regular duties and responsibilities on a full-time or part-time basis (defined as service at a rate of no less than 24 hours per week), with reasonable accommodation, by reason of any medically determined physical or mental impairment which has lasted for 180 consecutive or intermittent days in any one-year period. At the request of Executive or his legal representative, the Board’s determination that the• Full Disability of the Executive has occurred shall be certified by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the parties cannot agree on a licensed physician, each party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose. In the event that such independent certification (if so requested by the Executive or his legal representative) does not support the Board’s determination that the Executive is Fully Disabled pursuant to the terms of this Agreement, the Executive’s termination shall be deemed a termination by the Company without cause and not a termination by reason of his Full Disability.

(ii)   Partial Disability. If the Executive experiences a medically determined physical or mental impairment and is able to perform the essential functions of his regular duties and responsibilities on a part-time basis (defined as service at a rate of no less than 24 hours per week), with reasonable accommodation, and the part-time arrangement has lasted for 180 consecutive or intermittent days in any one-year period (the “Initial Period”) and is reasonably expected to continue after the Initial Period (the “Continuing Period”), then the Board may in its sole discretion, exercised in good faith, reduce the Executive’s Annual Base Salary, Retirement Credits, or both, during the Continuing Period in amounts it considers consistent with the reduction in the amount of time that Executive is able to devote to his duties; provided, however, that the Executive’s Annual Base Salary and Retirement Credits, as in effect on the day immediately prior to the Continuing Period, may not be reduced by more than 25% pursuant to this Section 4(b)(ii). If during the Continuation Period, the Executive returns to full-time performance of the Executive’s duties, with reasonable accommodation, and the Board reasonably expects that the Executive will continue the full-time performance of his duties on a regular and consistent basis, then the Executives Annual Base Salary and Retirement Credits Board shall re-adjusted, effective on the date specified by the Board or a committee thereof (such date not to exceed 30 days after the Executive returns to full-time performance of his duties) to the levels in effect immediately prior to the Continuing Period. The parties agree that (A) any reduction in Annual Base Salary, Retirement Credits, or both described in this Section 4(b)(ii) shall not constitute Good Reason” for purposes of this Agreement, and (B) if the Executive’s Annual Base Salary is adjusted pursuant to this Section 4(b)(ii), then the Annual Base Salary shall be adjusted for all purposes of this Agreement.

                      (c)   Cause. The Executive’s employment with the Company may be terminated during the Term with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)    the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any of its affiliates (other than any such failure resulting from any medically determined physical or mental impairment), that is not cured by the Executive within 20 days after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties;

(ii)    the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any of its affiliates;

(iii)    the repeated use of alcohol by the Executive that materially interferes with the Executive’s duties, use of illegal drugs by the Executive, or a material violation by the Executive of the drug and/or alcohol policies of the Company or any of its affiliates;

(iv)    a conviction, guilty plea or plea of nolo contendere of the Executive for any crime involving moral turpitude or for any felony;

(v)    a material breach by the Executive of his fiduciary duties of loyalty or care to the Company or any of its affiliates or a material violation of the Code of Business Conduct and Ethics, or similar policies, of the Company or any of its affiliates; or

(vi)    a material breach by the Executive of the representations set forth in Section 11 hereof or the covenants set forth in Section 12 hereof.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or any of its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or any of its affiliates based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or any of its affiliates. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) through and including (vi) above, and specifying the particulars thereof in detail.

(d)   Good Reason. The Executive’s employment with the Company may be terminated by the Executive during the Term with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)    any material reduction in the Executive’s authority, duties or responsibilities set forth in Section 2(a) of this Agreement, without the Executive’s written consent, excluding for this purpose an action not taken in bad faith and which is remedied by the Company or any of its affiliates within 20 days after receipt of notice thereof given by the Executive;

(ii)    any failure by the Company or any of its affiliates to comply with any of the provisions of Section 3 of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company or any of its affiliates within 20 days after receipt of notice thereof given by the Executive;

(iii)    the Company or any of its affiliates requiring the Executive to be based at any office or location other than as provided in Section 2(c) of this Agreement;

(iv)    any purported termination by the Company or any of its affiliates of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v)    any failure by the Company or any of its affiliates to comply with and satisfy Section 14(b) of this Agreement.

On or after the occurrence of a Change in Control (as defined in the LTIP), any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.

(e)   Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f)   Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Full Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date, it elects in writing, between the date of the notice and the proposed date of termination specified in the notice, (iii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (iv) if the Executive’s employment is terminated by the Company due to Full Disability, the Disability Effective Date.

(g)   Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates (and with any other entities with respect to which the Company or its affiliates have requested the Executive to perform services), including, without limitation, the Board and all boards of directors of the Company’s affiliates. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5.    Obligations of the Company Upon Termination.

(a)   Good Reason or Other than for Cause, Death or Full Disability. If, during the Term the Executive shall terminate employment for Good Reason or the Company shall terminate the Executive’s employment other than for Cause, death or Full Disability:

(i)   Accrued Benefits. The Company shall pay to the Executive in a lump sum in cash the sum of (A) the portion of the Executive’s Annual Base Salary earned through the Date of Termination, to the extent not theretofore paid, (B) the amount of any short- term incentive that has been earned by Executive for a completed fiscal year or other measuring period preceding the Date of Termination, but has not yet been paid to Executive, (C) any accrued but unused vacation pay through the Date of Termination, to the extent not theretofore paid, and (D) the Executive’s business expenses that are reimbursable pursuant to Section 3(h) but have not been reimbursed by the Company as of the Date of Termination (the sum of the amounts described in clauses (A) through and including (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits described in clauses (A), (C) and (D) shall be paid in a single lump sum within 30 days after the Date of Termination. The Accrued Benefits described in Clause (B) shall be paid in a single lump sum at the same time the short-term incentive for the fiscal year or other measuring, period preceding the Date of Termination is paid to other participants in the STIP. Notwithstanding the foregoing, if the Executive has made an irrevocable election under the Deferred Compensation Plan to defer any portion of the Annual Base Salary or short-term incentive described in clause (A) or (B) above, then for all purposes of this Section 5, such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clauses (A) or (B), and such portion shall not be considered as part of the “Accrued Benefits” but shall instead be governed by Section 5(f) below.

(ii)   Severance. Subject to Section 6 of this Agreement, the Company shall pay to the Executive in cash the sum of (A) the Annual Base Salary that the Executive would have earned after the Date of Termination had the Term continued until, and ended on, the Expiration Date; and (B) the Target Incentive, multiplied by the remaining number of years (with any partial year counting as one full year) remaining in the Term after the Date of Termination had the Term continued until, and ended upon, the Expiration Date (the sum of the amounts described in clauses (A) and (B) shall be referred to as the “Severance”). Subject to Section 6 hereof, the Severance shall be paid in 12 equal monthly installments (without interest), with the first installment commencing within 10 days immediately following the Release Deadline (as defined in Section 6 below), or such later date as required by Section 22(d) of this Agreement, and each remaining monthly installment payable on the first payroll date of each calendar month thereafter until paid in full. It is expressly understood that the Company’s payment obligations under this Section 5(a)(ii) shall cease in the event it is determined by a court of competent jurisdiction that the Executive has breached any of his obligations under Section 12 hereof.

(iii)   Retirement Credits. Subject to Section 6 of this Agreement, the Company shall credit to the Executive’s Company Contribution Sub-Account under the Deferred Compensation Plan, within 10 days immediately following the Release Deadline, the remaining Retirement Credits that would have been credited to the Deferred Compensation Plan on behalf of the Executive after the Date of Termination had the Term continued until, and ended upon, the Expiration Date.

(iv)   Restricted Shares. Subject to Section 6 of this Agreement, the Executive’s Restricted Shares outstanding at the time of termination (to the extent then not already vested) shall vest immediately.

(b)   Other than for Good Reason; Cause, 1f during the Term the Executive shall terminate employment without Good Reason or the Company shall terminate the Executive’s employment for Cause, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive the Accrued Benefits in accordance with Section 5(a)(i).

(c)   Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s beneficiary or personal representative, as the case may be, other than (i) the obligation to pay or provide to the Executive’s estate the Accrued Benefits in accordance with Section 5(a)(i), and (ii) the immediate vesting of the Executive’s Restricted Shares (to the extent then not already vested).

(d)   Disability. If, during the Term the Company shall terminate the Executive’s employment by reason of the Executive’s Full Disability:

(i)   Accrued Benefits. The Company shall pay or provide to the Executive the Accrued Benefits in accordance with Section 5(a)(i).

(ii)   Severance. Subject to Section 6 of this Agreement, the Company shall pay to the Executive in cash the sum of (A) the Annual Base Salary that the Executive would have earned after the Date of Termination had the Term continued until, and ended on, the earlier of (x) the date that is 18 months after the Date of Termination, or (y) the Expiration Date, plus (B) an amount equal to the Target Incentive for the year in which the Date of Termination occurs, which such sum shall be paid on the same terms (including the time and form of payment), and subject to the same conditions, as apply to the Severance in Section 5(a)(ii).

(iii)   Retirement Credits. Subject to Section 6 of this Agreement, the Company shall credit to the Executives Company Contribution Sub-Account under the Deferred Compensation Plan, within 10 days immediately following the Release Deadline, the Retirement Credit for the year in which the Date of Termination occurs, provided that such amount has not previously been credited to the Deferred Compensation Plan for that year.

(iv)   Restricted Shares. Subject to Section 6 of this Agreement, the Executive’s Restricted Shares outstanding at the time of termination (to the extent then not already vested) shall vest immediately.

(e)   Termination after 2014. If the Executive’s employment terminates for any reason or no reason after the Term expires, then the Company shall not have any obligation to the Executive under Section 5 of this Agreement.

(f)   Effect on Other Plans, Agreements and Benefits. Subject to the last sentence of this Section 5(f)), nothing in Section 5 or elsewhere in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or its affiliates. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, any severance benefits received by the Executive pursuant to Section 5 of this Agreement shall be in lieu of any severance benefits to which the Executive would otherwise be entitled under any severance plan, program, policy or practice or contract or agreement of the Company or its affiliates (other than a retirement plan or other deferred compensation arrangement, equity award, welfare benefit plan or any similar plan or agreement which may contain provisions that become operative on, or that may incidentally refer to accelerated vesting or accelerated payment upon, a termination of the Executive’s employment).

6.    Release Requirement.  The compensation and benefits to be provided under Sections 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(d)(ii), 5(d)(iii) and 5(d)(iv) hereof shall be provided only if the Executive (or, in the case of Full Disability of the Executive, the Executive’s legal representative, if applicable) timely executes and does not timely revoke a release of claims in the form attached hereto as Exhibit C, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”). The Release must be signed by the Executive or his legal representative, if applicable, and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), within 52 days after the date of the Executive’s termination of employment (the “Release Deadline”).

7.    Golden Parachute Taxes.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (i) above is less than the amount calculated under clause (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). If a reduction in Payments is necessary pursuant to the immediately preceding sentence, then the reduction shall be made to the Severance and not to any other benefit.

(b)    All determinations required to be made under this Section 7, including whether an Excise Tax would be imposed, the amount of such Excise Tax, the calculation of the amounts referred to in clauses (i) and (ii) of Section 7(a), whether and in what amount any Payments are to be reduced pursuant to Section 7(a) and the assumptions to be utilized in arriving at such determination, shall be made by a major accounting firm with expertise in such matters designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 7(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, upon the Executive’s request, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall thereafter be promptly paid, or caused to be paid, by the Company to or for the benefit of the Executive.

(c)    All fees and expenses of the Accounting Firm for services performed pursuant to this Section 7 at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 15th anniversary of the date of the Effective Date, shall be borne solely by the Company.

8.    Full Settlement.

(a)    Except as otherwise provided in Sections 5(a)(ii), 11 and 12(h) hereof, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

(b)    The Company agrees to pay as incurred (within 10 calendar days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur at any time during the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the Effective Date as a result of any contest initiated on or after a Change in Control (as defined in the LTIP), regardless of the outcome thereof, by the Company or any of its affiliated companies, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872 (f)(2)(A) of the Code; provided, that the Executive shall have submitted an invoice for such fees and expenses at least 15 calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. Notwithstanding the foregoing, the Company shall not be obligated to pay any legal fees or expenses incurred by the Executive in any contest in which the trier of fact determines that the Executive’s position was frivolous or maintained in bad faith.

9.    Director’s and Officer’s Insurance. The Company shall provide the Executive with reasonable Director’s and Officer’s insurance coverage that is at least as favorable as the coverage provided to other senior executives of the Company on the date of this Agreement or at any time thereafter. Such insurance coverage shall continue in effect both during the Term and, while potential liability exists, for a period of four years after the Term ends. The cost of insurance coverage shall be paid by the Company.

10.    Indemnification. The Company shall indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the charter and by-laws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. In addition, the Company shall enter into an indemnity agreement with the Executive in a form generally applicable to the other Executive Vice Presidents of the Company.

11.    Representations.

(a)    The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with his current firm (or any other previous employer) or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement. The Executive further represents that he has disclosed to the Company in writing all material threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against the Executive of which he is aware, if any, as a result of his service with his current firm (or any other previous employer) or his membership on any boards of directors.

(b)    The Executive hereby represents and warrants to the Company that, to the best of his knowledge and belief, he is physically and mentally able to timely perform his obligations and duties under Section 2(a) of this Agreement.

(c)    In the event of a breach of this Section 11 that prevents the Executive from satisfying the requirements of Section 2(a) of this Agreement, any amounts or awards due to the Executive under this Agreement immediately shall be terminated and forfeited by the Executive.

12.    Covenants.

(a)   Confidential Information. During the Term and thereafter, the Executive shall not use or disclose any Confidential Information (as defined below), except on behalf of the Company in furtherance of the Executive’s good faith performance of his duties during the Term and with due regard to Executive’s fiduciary duties to the Company. “Confidential Information” means information concerning the Company and its business that is not generally known outside of the Company, and includes (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and processes of the Company; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and the Company’s cost information; (vi) the Company’s personnel data; (vii) the Company’s business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Executive; (B) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (C) the Executive is required to disclose by applicable law, regulation or legal process (in which event the Executive will give the Company prompt notice of such legal process in order to permit the Company to seek appropriate protective orders). The Executive shall deliver to the Company at the termination of employment, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of the Company which he may then possess or have under his control. The Executive’s obligations under this Section 12(a) are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles, and federal, state or local law. For purposes of this Section 12, the term “Company” means the Company, its affiliates, and their respective predecessors.

(b)   Non-Solicitation. The Executive agrees that during the Restriction Period (as defined in Section 12(i) below), the Executive, on his own behalf or on behalf of any other person, partnership, corporation or other entity, will not, directly or indirectly, (i) hire, recruit, solicit, induce, or cause, or (ii) aid others to hire, recruit, solicit, induce, or cause or (iii) be involved in hiring, recruiting, soliciting, inducing, or causing, with respect to each of clauses (i), (ii) and (iii) of this sentence, any employee of the Company to terminate his/her employment with the Company and/or to seek employment with Executive’s new or prospective employer, or any other company.

(c)   Non-Competition. The Executive agrees that during the Restriction Period (as defined in Section 12(i) below), the Executive, on his own behalf or on behalf of any other person, partnership, corporation or other entity, will not, directly or indirectly divert or attempt to divert from the Company, any business activity or business opportunity by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers of the Company (or any potential customers with whom the Company had business contact in the preceding year) with whom the Executive may have dealt at any time during his employment by Company, or concerning whom the Executive obtained Confidential Information through his employment with the Company. Nothing in this Section 12(b) shall prohibit the Executive from: (i) returning to the private practice of law, (ii) being a shareholder in a mutual fund or a diversified investment company or (iii) being a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, provided that the Executive has no active participation in the business of such corporation or other entity.

(d)   Non-Disparagement. The Executive agrees to refrain, both during and after the Term, from publishing or providing any oral or written statements about the Company, or any of its officers, directors, managers, employees, agents or representatives that are disparaging, slanderous, libelous or defamatory, or that disclose private or Confidential Information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriate of their name or likeness. The Company shall not publish or provide any oral or written statements about the Executive that disclose private or confidential information about the Executive’s business or personal affairs, or that constitute an intrusion into the Executive’s private life, or that give rise to unreasonable publicity about the Executive’s private life, or that place the Executive in a false light before the public or that constitute a misappropriation of the Executive’s name or likeness.

(e)   Assistance. During and after the Term, the Executive shall assist in the defense of any claims, or potential claims that may be made or threatened to be made against the Company in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and shall assist in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment. The Executive shall promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also shall promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company (or their actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. The Company agrees to (i) reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with any services performed under this Section 12(e), including travel expenses and any attorneys’ fees incurred during the Term or during the 10-year period following the Date of Termination, and (ii) pay a reasonable per diem fee to the Executive for any services performed under this Section 12(e) after the Date of Termination, with such per diem payable within 30 days after such services are performed. Any services or assistance contemplated in this Section 12(e) shall be at mutually agreed to and convenient times.

(f)   Acknowledgements. The Executive agrees and acknowledges that the promises and obligations made by the Company in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Sections 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(d)(ii), 5(d)(iii) and 5(d)(iv) hereof) constitute sufficient consideration for the covenants contained in this Section 12. The Executive further acknowledges that it is not the Company’s intention to interfere in any way with his employment opportunities, except in such situations where the same conflict with the legitimate business interests of the Company. The Executive agrees that he will notify the Company in writing if he has, or reasonably should have, any questions regarding the applicability of this Section 12.

(g)   Agreement Following Termination of Employment. The Executive agrees that upon termination of employment with the Company and until the end of the Restriction Period, the Executive will immediately inform the Company of (i) the identity of any new employer (or the nature of any start-up business or self-employment), (ii) the Executive’s new title, and (iii) the Executive’s job duties and responsibilities. The Executive hereby authorizes the Company or a subsidiary to provide a copy of this Agreement to the Executive’s new employer. The Executive further agrees to provide information to the Company or a subsidiary as may from time to time be requested in order to determine his/her compliance with the terms hereof.

(h)   Enforcement. Because the Executive’s services are unique and because the Executive has access to Confidential Information and work product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of this Section 12 were not performed in accordance with its specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company shall be entitled, in addition to other rights and remedies existing in its favor (including, without limitation, the right to cease making payments of Severance to the Executive under Section 5(a)(ii) of this Agreement), to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). If, at the time of enforcement of this Section 12, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(i)   Restriction Period. For purposes of this Section 12, the term “Restriction Period” means the period commencing on the Effective Date and ending on the earlier of (x) the first anniversary of the Date of Termination or (y) the Expiration Date. Notwithstanding the foregoing, if the Executive violates any of the covenants in this Section 12, the Executive agrees to an extension of the Restriction Period for an additional period of time equal to the time that elapses from the commencement of such violation to the later of (A) the termination of such violation or (B) the final resolution of any litigation stemming from such violation.

13.    Arbitration. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of injunctive relief. However, the Company shall not be required to seek or participate in arbitration regarding any breach or threatened breach by the Executive of his covenants in Section 12 hereof, but may pursue its remedies for such breach in a court of competent jurisdiction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The parties agree that: (i) any arbitration must be commenced within six months of the date when the dispute or controversy arose; (ii) the costs of the arbitration shall be paid by the Company; and (iii) unless the parties agree otherwise, the arbitration proceedings shall be conducted in White Plains, New York if the arbitration is commenced by the Executive or in Poughkeepsie, New York if the arbitration is commenced by the Company.

14.    Successors.

(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(b)    The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of the Company’s business and/or assets to assume this Agreement expressly in writing (and deliver a copy to the Executive) and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15.    Notice. Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to the Executive:

At the most recent contact information on file in the payroll records of the Company.

If to the Company or any affiliate:

CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, NY 12601-4839
Attention: Chairman of the Board, President and Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

16.    Waiver of Breach. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

17.    Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

18.    Survival. Subject to any limits on applicability contained therein, Sections 4(f), 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 21 and 22 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term.

19.    Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20.    Amendment. No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

21.    Governing Law. To the extent not preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the Supreme Court of the State of New York, County of Westchester or County of Dutchess, in any court action or proceeding brought with respect to or in connection with this Agreement.

22.    Compliance with Section 409A.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt there from and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its affiliates as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(d)    Notwithstanding anything contained in this Agreement to the contrary, if the Executive is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the date of termination, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such date of termination shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination), within 30 days after the first business day that is more than six months after the date of his separation from service (or, if the Executive dies during such six-month period, within 30 days after the Executive’s death).

(e)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days after the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of Section 409A, the Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CH ENERGY GROUP, INC.

/s/ Steven V. Lant
By.	Steven V. Lant
Title:	Chairman of the Board, President and Chief Executive Officer

EXECUTIVE

/s/ John E. Gould
John E. Gould

EXHIBIT A

APPROVED SERVICE

Pursuant to Section 2(b) of the Agreement, the following service of the Executive is hereby approved as of the Effective Date:

Service as a director on the board of directors of Gerber Life Insurance Company and service as a director on the board of directors of Veramark Technologies, Inc.

A-1

EXHIBIT B

CH ENERGY GROUP, INC.
LONG-TERM EQUITY INCENTIVE PLAN

RESTRICTED SHARES AGREEMENT

Summary of Restricted Share Grant

           CH Energy Group, Inc., a New York corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the CH Energy Group, Inc. Long-Term Equity Incentive Plan (the “Plan”) and this Restricted Shares Agreement (the “Agreement”), the following number of Restricted Shares, on the Date of Grant set forth below:

Name of Grantee:	John E. Gould

Number of Restricted Shares:	14,375

Date of Grant:	October 1, 2009

Vesting Dates	The first five anniversaries of the Date of Grant

Terms of Agreement

1.    Grant of Restricted Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the total number of restricted Common Shares (the “Restricted Shares”) set forth above. The Restricted Shares shall be fully paid and nonassessable.

2.    Vesting of Restricted Shares.

(a)    The Restricted Shares shall vest to the extent of one-fifth (1/5) of the number of Restricted Shares on each of the Vesting Dates set forth above (each a “Vesting Date”), provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable Vesting Date. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Committee.

(b)    Notwithstanding the provisions of Section 2(a), the Restricted Shares covered by this Agreement that have not yet vested under Section 2(a) shall immediately vest if, prior to the applicable Vesting Date a Change in Control occurs while the Grantee is employed by the Company or a Subsidiary.

(c)    In addition, the Restricted Shares covered by this Agreement shall vest in accordance with the terms of Section 5 of the Employment Agreement between the Grantee and the Company dated as of May 5, 2009, as the same may be amended from time to time (the “Employment Agreement”), if and to the extent the applicable provisions under Section 5 of the Employment Agreement are triggered.

3.    Forfeiture of Shares. The Restricted Shares that have not yet vested pursuant to Section 2 (and any rights associated therewith, including without limitation any dividends for which the record date occurs on or after the date of forfeiture) shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company and its Subsidiaries other than as provided in Section 2(b) or 2(c). In the event of a forfeiture of the Restricted Shares, the stock book entry account representing the Restricted Shares covered by this Agreement shall be cancelled.

4.    Transferability. The Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Restricted Shares have become vested as provided in Section 2. Any purported transfer or encumbrance in violation of the provisions of this Section 4 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares. The Committee, in its sole discretion, when and as is permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Restricted Shares, provided that any permitted transferee (other than the Company) shall remain subject to all the terms and conditions applicable to the Restricted Shares prior to such transfer.

5.    Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any cash dividends that may be paid thereon (which such cash dividends shall be paid to the Grantee at the same time they are paid to the holders of Common Shares); provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be considered Restricted Shares and shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.

6.    Custody of Restricted Shares; Stock Power. Until the Restricted Shares have become vested as provided in Section 2, the Restricted Shares shall be issued in book-entry only form and shall not be represented by a certificate. The restrictions set forth in this Agreement shall be reflected on the stock transfer records maintained by or on behalf of the Company. The Grantee agrees that, in order to ensure compliance with the restrictions imposed on the Restricted Shares under this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any. By execution of this Agreement and effective until the Restricted Shares have become vested as provided in Section 2, the Grantee hereby irrevocably constitutes and appoints each of the Chief Executive Officer and the Chief Financial Officer of the Company as attorney-in-fact to transfer the Restricted Shares on the stock transfer records of the Company with full power of substitution. The Grantee agrees to take any and all other actions (including without limitation executing, delivering, performing and filing such other agreements, instruments and documents) as the Company may deem necessary or appropriate to carry out and give effect to the provisions of this Agreement.

7.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or its Subsidiaries.

8.    Taxes and Withholding.

(a)    If the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the vesting of the Restricted Shares, then the Grantee shall satisfy such withholding obligation by surrendering to the Company a portion of the Common Shares that become vested by the Grantee hereunder, and the Common Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such Common Shares on the date of such surrender. As a condition to receiving this award, the Grantee acknowledges and agrees that he or she shall not file an election under Section 83(b) of the Code with respect to all or any portion of the Restricted Shares.

(b)    If the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with any cash dividends paid with respect to the Restricted Shares, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to either (i) withhold or cause to be withheld the required taxes from the payment of the cash dividend, (ii) require the Grantee to tender a cash payment to the Company at such time and in such amount as may be necessary to discharge the obligations of the Company (or any of its Subsidiaries) for the payment of the required tax withholding, or (iii) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code).

9.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements of the New York Stock Exchange or any national securities exchange with respect to the Restricted Shares; provided, however, notwithstanding any other provision of this Agreement, the Restricted Shares shall not be delivered or become vested if the delivery or vesting thereof would result in a violation of any such law or listing requirement.

10.    Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

11.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement, the Employment Agreement, and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee, acting pursuant to the Plan, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Shares.

13.    Successors and Assigns. Without limiting Section 4, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

14.    Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

15.    Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

16.    Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Assistant Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

CH ENERGY GROUP, INC.

By:
Name:	Steven V. Lant
Title:	Chairman of the Board, President and Chief Executive Officer.

The undersigned hereby acknowledges receipt of a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Grantee represents that he is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award of Restricted Shares on the terms and conditions set forth herein and in the Plan.

John E. Gould, Grantee

Date:

EXHIBIT C

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (the “Release”).is executed and delivered by John E. Gould (the “Executive”) to CH Energy Group, Inc. (together with its successors, the “Company”).

In consideration of the agreement by the Company to provide the Executive with the rights, payments and benefits under the Employment Agreement between the Executive and the Company dated as of May 5, 2009 (the “Employment Agreement”), the Executive hereby agrees as follows:

(a) The Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does thereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, in their individual capacities as such, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees (collectively “Executive/Releaser Actions”) arising on or before the date hereof This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other foreign, federal, state or local law or judicial decision, including, but not limited to, and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Releasees.

(b) The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 15 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof or any longer period required under applicable state law, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided there under, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the provisions of Sections 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(d)(ii), 5(d)(iii) and 5(d)(iv) of the Employment Agreement shall be null and void and of no further force or effect.

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(c) Notwithstanding anything herein to the contrary, the sole matters to which the Release do not apply are: (i) the Executive’s rights of indemnification (including the rights set forth in Section 10 of the Employment Agreement) and directors and officers liability insurance coverage (including the rights set forth in Section 9 of the Employment Agreement) to which he was entitled immediately prior to ___________ with regard to his service as an officer or director of the Company or other fiduciary capabilities; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit or welfare plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; (iii) the Executive’s rights under Sections 5, 7, 8(b) and 12(e) of the Employment Agreement, which are intended to survive termination of employment; (iv) any claims or rights that cannot be waived by law, including the right to file an administrative charge for discrimination; or (v) the Executive’s rights as a stockholder of the Company.

(d) In the event that the Executive exercises his right to file an administrative charge for discrimination, he understands that he is entitled to no pay, benefits, compensation or relief of any type from the Company and its affiliates as a result of such filing.

(e) This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

(f) In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

(g) This Release shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

(h) This Release inures to the benefit of the Company and its successors and assigns.

This RELEASE OF CLAIMS is executed by the Executive and delivered to the Company on ____________.

John E. Gould
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